LOCK-UP AGREEMENT

by

and

between

VIMPELCOM LTD.

and

WEATHER INVESTMENTS II S.À R.L.

Dated as of April 15, 2011

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT dated as of April 15, 2011 (this “Agreement”), by and between VimpelCom Ltd., a company organized and existing under the laws of Bermuda (“VimpelCom”), and Weather Investments II S.à r.l., a company organized and existing under the laws of the Grand Duchy of Luxembourg (the “Shareholder”).

RECITALS

A.           The Shareholder has agreed to sell, assign, convey, transfer and deliver to VimpelCom that number of Weather I Shares to be set forth opposite its name in Part II of Annex 2.1 of the Share Sale and Exchange Agreement dated January 17, 2011, as amended (the “Share Sale and Exchange Agreement”), in exchange for a combination of cash and newly issued common shares of VimpelCom as per the terms and conditions of the Share Sale and Exchange Agreement.

B.           As from the Closing Date, the Shareholder shall be the record and beneficial owner of that number of common shares of VimpelCom to be set forth opposite its name in Part II of Annex 2.1 of the Share Sale and Exchange Agreement, representing not less than 236,592,521 common shares of VimpelCom (the common shares of VimpelCom received by the Shareholder on the Closing Date, the “VimpelCom Shares”).

C.           Pursuant to the Share Escrow Agreement, dated the date hereof (the “Share Escrow Agreement”), by and among VimpelCom, the Shareholder and Citibank N.A. (the “Escrow Agent”), the Shareholder has agreed to deposit with the Escrow Agent the Escrow Shares (as defined below) and the Escrow Agent has agreed to hold and administer the Escrow Shares and any Substitute Assets (as defined below) as per the terms of the Share Escrow Agreement.

D.           The Shareholder wishes to hereby confirm certain of its undertakings relating to the holding of the VimpelCom Shares.

NOW THEREFORE, in consideration of the foregoing premises as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

For purposes of this Agreement, defined terms shall have the meaning assigned to them in the Share Sale and Exchange Agreement unless otherwise defined herein.

“Algeria Risk Sharing Mechanism” shall mean the Algeria Risk Sharing Mechanism among Weather II and VimpelCom.

“Escrow Account” has the meaning assigned to it in the Share Escrow Agreement.

“Escrow Property” has the meaning assigned to it in the Share Escrow Agreement.

“Escrow Shares” has the meaning assigned to it in the Share Escrow Agreement.

“Extended Protected Period” means, in the event that Weather II has been notified in writing by VimpelCom of the existence and amount of any outstanding claim under Article X (Survival; Indemnification) of the Share Sale and Exchange Agreement or under Section 3.3, 3.5 or 3.6 of the Interim Control Agreement relating to the Egyptian Spin-Off Assets or an amount is due and owing by Weather II under the Algeria Risk Sharing Mechanism on or prior to the date eighteen (18) months after the Closing Date, the period beginning from the date eighteen (18) months after the Closing Date and continuing to and including the date at which the last claim or amount due and owing has been finally paid, settled, withdrawn, rejected by a court or arbitral tribunal by a decision of last resort, or otherwise extinguished.

“Family Member” means the spouse, former spouse, siblings, ascendant or descendant of NS or any ascendant or descendant of any siblings of NS.

“Interim Control Agreement” shall mean the Interim Control Agreement among Orascom Telecom Holding S.A.E., VimpelCom, Weather I and Weather II.

“Lock-Up Period” is defined in Section 2.1(a).

“NS” means Mr. Naguib Onsi Sawiris.

“Personal Holding Structure” means, in respect of NS or any Family Member of NS, a company, a trust or any other form of legal structure (i) constituted by NS, a Family Member, a trust or another Personal Holding Structure, (ii) the owners of which (or, in the case of a trust, the persons who receive any benefit from which) shall solely be NS and/or his Family Members, and (iii) where the full control of all decisions to be made with respect to the VimpelCom Shares (including, without limitation, the voting and disposition thereof), as the case may be, ultimately remain at all times solely with NS and/or his Family Members.

“Pledge” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest or its equivalent under any applicable Laws.

“Protected Period” means the period beginning from the Closing Date and continuing to and including the date eighteen (18) months after the Closing Date.

“Substitute Assets” has the meaning assigned to it in the Share Escrow Agreement.

“Substitution Notice” has the meaning assigned to it in the Share Escrow Agreement.

“Transfer” is defined in Section 2.1(a).

ARTICLE II
UNDERTAKINGS

2.1           Lock-Up

(a) Subject to the additional provisions set forth in Section 2.2 with respect to the Escrow Property, the Shareholder hereby undertakes, agrees and covenants that, during the period beginning from the Closing Date and continuing to and including the date one hundred eighty (180) days after the Closing Date (the “Lock-up Period”), not to offer, assign, sell, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any VimpelCom Shares or other securities that are convertible or redeemable into or exchangeable for, or that represent the right to receive, VimpelCom Shares, or enter into any derivative or other transaction having substantially similar economic effect or substantially similar effect on voting rights with respect to the VimpelCom Shares (each, a “Transfer”), in each case without the prior written consent of VimpelCom.

(b) For the avoidance of doubt and subject to the provisions set forth in Section 2.2 with respect to the Escrow Property, the provisions of paragraph (a) shall not prohibit the Shareholder from creating any Pledge on any of the VimpelCom Shares, provided that the pledgee(s) agree(s) with VimpelCom to be bound by the lock-up obligations of Section 2.1(a) for the residual period thereof, or such pledgee(s) agree(s) with the Shareholder to be bound by such lock-up obligations, in which case the Shareholder agrees to enforce such lock-up obligations, unless otherwise instructed by VimpelCom.

(c) Notwithstanding the foregoing, the provisions of paragraph (a) shall not apply to: (i) the transfer of VimpelCom Shares (A) to controlled Affiliates of the Shareholder, (B) to any Personal Holding Structure, (C) to NS or a Family Member, or (D) to any Person or Persons acting in the capacity of trustee or trustees of a trust or trusts created by, or including as beneficiary(ies), NS or any of his Family Members, or to any company or companies ultimately wholly owned by a Person or Persons acting in such a trustee capacity, provided that no third party who is not a Family Member receives a benefit as a beneficiary of the relevant trust(s) during the Lock-Up Period, (ii) the exchange of VimpelCom Shares for any shares offered in connection with any merger, spin off, or other similar transaction involving VimpelCom; (iii) the tender of VimpelCom Shares in any public offer made on VimpelCom’s shares; or (iv) the tender or sale of VimpelCom Shares to VimpelCom pursuant to any offer by VimpelCom to purchase its own shares; provided that, in case of (i), the transferee(s) agree(s) with VimpelCom to be bound by the lock-up obligations referred to above for the residual period thereof, or such transferee(s) agree(s) with the Shareholder to be bound by such lock-up obligations, in which case the Shareholder agrees to enforce such lock-up obligations, unless otherwise instructed by VimpelCom; provided further that clause (i) above shall not apply to Escrow Property; and provided further that any consideration received in relation to clauses (ii) to (iv) in exchange for Escrow Property shall be considered Escrow Property and held in the Escrow Account in accordance with the Share Escrow Agreement.

2.2           Escrow Property

(a) The Shareholder hereby undertakes, agrees and covenants that, during the Protected Period and, as the case may be, the Extended Protected Period, the Shareholder will not Transfer or create or permit to subsist any Pledge upon the Escrow Property, without the prior written consent of VimpelCom.

(b) Notwithstanding anything to the contrary in the foregoing Sections, on the Closing Date the Shareholder shall deliver to the Escrow Agent share certificates representing the Escrow Shares pursuant to the Share Escrow Agreement.  During the Protected Period and, as the case may be, the Extended Protected Period, the parties agree to cause the Escrow Property to be held in the Escrow Account in accordance with this Agreement and the Share Escrow Agreement.

(c) The Shareholder may replace at any time Escrow Shares with Substitute Assets, or any Substitute Assets held in the Escrow Account with other Substitute Assets, in each case as provided in the Share Escrow Agreement; provided that such Substitute Assets shall form a part of the Escrow Property held in the Escrow Account.  VimpelCom agrees not to object to any Substitution Notice that is delivered by the Shareholder in accordance with this Section 2.2(c) and the other relevant provisions of this Agreement; provided, however, that VimpelCom shall be permitted to object to any Substitution Notice if (i) Weather II has not provided VimpelCom evidence or written representations to VimpelCom’s reasonable satisfaction that Weather II is the record and beneficial owner (if applicable) of such Substitute Assets and has good title to such Substitute Assets, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and any security interests and claims of any kind or nature, whatsoever, (ii) VimpelCom reasonably objects to the value assigned to the Substitute Assets as set forth in the Substitution Notice, as calculated pursuant to the procedures set forth in the Escrow Agreement or (iii) any proposed substitution using securities (as contemplated in sub-clause (iv) of the definition of “Substitute Assets” in the Share Escrow Agreement) has not received the prior written consent of VimpelCom (such consent not to be unreasonably withheld or delayed).

2.3           Transfers

Any attempted or purported (i) Transfer of any VimpelCom Shares during the Lock-Up Period in violation or contravention of the terms of this Agreement, or (ii) Transfer or Pledge of any Escrow Property during the Protected Period (and as the case may be during the Extended Protected Period) in violation or contravention of the terms of this Agreement or the Share Escrow Agreement, shall be null and void ab initio.  VimpelCom shall, and shall instruct its transfer agents to, reject and refuse to transfer on its books any attempted or purported Transfer of any VimpelCom Shares during the Lock-Up Period, and the Transfer or Pledge of any Escrow Shares, during the Protected Period and, as the case may be, the Extended Period, in violation or contravention of the terms of this Agreement or the Share Escrow Agreement.

2.4           Annotation on VimpelCom Register of Members

The register of members of VimpelCom shall be annotated to indicate the Transfer and Pledge restrictions applicable to the VimpelCom Shares, including for the avoidance of doubt, the transfer restrictions applicable only to the VimpelCom Shares that are part of the Escrow Property, contained in this Agreement.

Notwithstanding the foregoing, VimpelCom shall, and shall instruct its transfer agents to, transfer on its books, and annotate the register of members of VimpelCom with respect to, any Transfer of any VimpelCom Shares made in accordance with this Agreement and the Share Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each of the Shareholder and VimpelCom hereby represents and warrants, as of the date hereof to the other as follows:

3.1           Organization, Standing and Power

It is a company or other legal entity duly organized and validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization.  It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.2           Consents and Approvals; No Violations

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement and consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other party hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(b) Neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions hereof, will (i) require the consent of any third party, (ii) violate any provision of its articles of association, bye-laws or equivalent organizational documents or (iii) violate any Law applicable to it, or (iv) violate, conflict with or result in a breach of any provision of any agreement to which it is a party.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by it in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.

3.3           No Additional Representations

Except as, and to the extent, set forth in this Agreement and the documents and instruments to be executed and delivered pursuant hereto and pursuant to the Share Sale and Exchange Agreement or with respect to the consummation of the transactions contemplated thereby, each of the Shareholder and VimpelCom makes no representations or warranties to the other.

ARTICLE IV
NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by email, telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to VimpelCom, to:

VimpelCom Ltd.
Claude Debussylaan 15
1082 MC Amsterdam
The Netherlands
Attention: Jeffrey McGhie
Facsimile: +31 20 79 77 201

with a copy to (which shall not constitute notice):

Akin Gump LLP
Eighth Floor
Ten Bishops Square
London E1 6EG
Attention: Daniel Walsh
Facsimile: +44 (0)20 7012 9601

If to the Shareholder, to

Weather Investments II S.à r.l.
12, rue Guillaume Kroll
Luxembourg
Attention: Naguib Sawiris
Facsimile: +2 02461 5164

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
12 rue de Tilsitt
75008 Paris
France
Attention: Pierre-Yves Chabert, Gamal M. Abouali
Facsimile: +33 (0)1.40.74.68.88

ARTICLE V
MISCELLANEOUS

5.1           Entire Agreement

This Agreement, and the documents and instruments to be executed and delivered pursuant hereto and pursuant to the Share Sale and Exchange Agreement or with respect to the consummation of the transaction contemplated thereby, constitute the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties with respect to the subject matter hereof.

5.2           Amendments and Waivers

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by any party hereto, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

5.3           Successors and Assigns

Neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.4           Governing Law

This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York.

5.5           Severability

If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

5.6           No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, shall create or confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

5.7           Arbitration

(a) Any and all disputes, controversies and claims between or among the parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity, enforceability or breach of this Agreement, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the LCIA Rules then in force (the “Rules”), save that any provision of the Rules which imposes any restriction on the nationality of any arbitrator or is otherwise invalid, void or unenforceable under English law shall not apply, in accordance with the following terms and conditions:

(i) In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(ii) The seat of arbitration shall be London, England, unless otherwise agreed by the parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration.

(iii) The following procedures shall govern the selection of arbitrators:

(A) Where there is only one claimant party and one respondent party, the claimant party shall appoint one arbitrator in accordance with the Rules, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator.

(B) In the event of an inability by the two party-nominated arbitrators to agree on a third arbitrator in accordance with Section 5.7(a)(iii)(A) above appointing authority for the third arbitrator shall be the LCIA, acting in accordance with such rules as it may adopt for such purpose. The LCIA shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.

(iv) The English language shall be the language for the arbitration proceeding.

(v) The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 5.7(b), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.

(vi) The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding.

(vii) The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the Person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the parties acknowledge and agree that a court of any jurisdiction where the assets of a party against which enforcement is sought may be found is a court of competent jurisdiction, and the parties irrevocably consent to the exercise of personal jurisdiction in any such court.

(b) Except for arbitration proceedings pursuant to Section 5.7(a), no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties in connection with any matter arising out of or in connection with this Agreement.  Each party irrevocably waives any right under the Arbitration Act 1996 of the United Kingdom to appeal any arbitration award to, or to seek determination of any question of law arising in the course of arbitration from, the Commercial Court.

(c) Each party irrevocably appoints Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its true and lawful agent and attorney to accept and acknowledge service of any all process against it in any action, suit or proceeding permitted by this Section 5.7, with the same effect as if such party were a resident of England, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile in accordance with Article IV.  Each party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder.  In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in London, reasonably satisfactory to the other parties, with like powers.  Each party hereby irrevocably submits to (i) the non-exclusive jurisdiction of the Commercial Court in London, England in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (ii) the exclusive jurisdiction of the Commercial Court in London, England in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 5.7(b) above) or an action to compel arbitration (provided that each party retains the right to file a motion to compel arbitration (or its equivalent) in a court other than the English courts in London, England in response to an action commenced or a motion or application made by another party or its agents, Subsidiaries or Affiliates, or their respective directors, officers, employees, attorneys, accountants, financial advisors and other agents, in such other court); provided, however, that nothing in this Section 5.7(c) shall preclude, in any manner whatsoever, any party from seeking any such measure based upon (A) any order or judgment, whether provisional or final, of any English court or (B) any order, directive, award or ruling, whether interim or final, of any arbitral tribunal in any arbitration proceeding hereunder.  Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the English courts in London, England and any claim that any such action, suit or proceeding brought in the English courts in London England has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 5.7(b).

(d) Each party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

5.8           Termination

This Agreement shall terminate upon the earliest of (i) the termination of the Share Escrow Agreement and (iii) the mutual written agreement by the parties hereto.

5.9           Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

5.10           Interpretation

This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VIMPELCOM	VIMPELCOM LTD. By: /s/Alexander Izosimov Name: Alexander Izosimov Title: CEO

THE SHAREHOLDER	WEATHER INVESTMENTS II S.À R.L. By: /s/ Ragy Soliman Name: Ragy Soliman Title: Authorized Signatory

Signature Page to Lock-Up Agreement